Exhibit 10.01
MANAGEMENT INCENTIVE
COMPENSATION PLAN (“MICP”)
For Fiscal Year 2006
As approved by the Compensation Committee of the Company’s
Board of Directors on September 22, 2005

HIGHLIGHTS OF THE
MANAGEMENT INCENTIVE COMPENSATION PLAN
This Management Incentive Compensation Plan (“MICP”) is designed to reward participants for achievement of desired results in support of our Company’s mission and values.
The plan will help retain key management by tying results to the incentive (variable) portion of the total compensation package.
The plan will be predictable, fair, timely, objective, measurable and compliant with regulatory and accreditation requirements.
The plan retains some flexibility to adjust formula bonus amounts to reflect current performance, history, past practice, economic factors and other anomalies.
The plan provides both a short-term cash component tied to financial performance and a long-term equity component tied to accomplishment of Key Performance Objectives.

EDMC VALUES STATEMENT
Education Management Corporation is an organization that possesses a value system, which is the foundation of our enterprise. From these values emerge our vision and ultimately influences the company mission:
*	We believe that excellence in education is measured by practical outcomes, which enhance the lives of students who contribute positively to the workplace.

*	We believe in education environments that are learner-centered and foster a culture of learning.

*	We believe that the education we provide has its seeds in the expressed needs of the business community.

*	We believe that our success is founded in our choice to empower stakeholders to be actively involved in the Company’s decision-making process and ultimate goal achievement.

*	We choose the collaborative process in decision-making.

*	We are committed to operating our company in an ethical and prudent manner that provides a maximum return to our shareholders.

*	We believe that employee ownership is essential to company growth and productivity.
EDMC VISION STATEMENT
Education Management Corporation is an international leader in postsecondary, career-focused education, dedicated to meeting employers’ needs through qualified graduates. The organization is committed to continuous improvement and profitable growth through collaborative partnerships with all stakeholders. We fulfill our mission in a culture of learning which values responsibility, participation, and personal and professional development. We are dedicated to excellence in education through a learner-centered approach that fulfills the evolving needs of the marketplace.

EDMC MISSION STATEMENT
The mission of the Education Management Corporation system is to:
*	Ensure student success by providing market-driven, competency-based education in the creative and applied arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields;

*	Deliver learner-centered instruction by faculty who exhibit excellence in teaching, possess appropriate academic credentials, and have industry-related experience;

*	Champion a culture of learning by continuous personal and professional development of students, alumni, and employees;

*	Cultivate partnerships to meet the needs of employers, students, alumni, and the system’s employees;

*	Enhance institutional effectiveness and profitability by improving processes and operations; promoting teamwork and effective communications, and obtaining appropriate accreditations;

*	Drive national and international growth by reaching new markets, expanding existing markets, developing new products, revising existing curricula, and supporting acquisitions and start-ups;

*	Elevate the profile of the system on community, state, and national levels; and

*	Maximize the value of the shareholders’ investment.

PLAN OVERVIEW
The MICP is a program that provides incentive payments to designated members of the Senior Management Team (“SMT”). The MICP is comprised of both Short-Term and Long-Term components:
Short-Term Cash Award Component
Annual cash bonuses are awarded for performance in key result areas: Earnings Per Share, Revenue and Operating Income.
Weighting of the financial targets are assigned to each participant using one of three weight distributions depending on the position held (see page 9).
With the achievement of the designated trigger objectives, bonuses are earned based on performance against financial targets.
Performance above or below target is increased or reduced by 4 percentage points for each 1% difference between plan and actual performance.
Maximum attainment is 150% of target performance in each category and in total.
Short-term target cash bonus amounts are communicated annually as a specific dollar amount. Bonus targets are designated at the end of the prior year’s MICP process or as communicated in an Offer Letter for new hires participating in the plan. Targets are pro-rated (in whole months) for service of less than an entire fiscal year but greater than one quarter’s participation. Less than one quarter’s participation in a fiscal year is not recognized, as there is no reasonable expectation for acclimation and achievement outside regular position requirements.
Long-Term Equity Award Component
Annual equity awards are based on a participant’s performance on up to three Key Performance Objectives (“KPOs”) inclusive of system-wide departmental and “menu” objectives developed in support of EDMC’s Mission. Maximum attainment of equity awards is 100% of target shares available.
In any year in which KPO achievement falls below 100%, equity awards otherwise granted are reduced proportionately, with a reduction of 4 percentage points for each 1% below 100% achievement. Maximum attainment of equity awards is 100% of target shares available. Equity awards are not provided in any year in which KPO achievement falls at or under 75%.

Equity awards are provided to participants in the form of Restricted Shares of EDMC common stock. Unlike options, restricted shares, when granted to participants, cost the participant nothing. Restricted stock awards are subject to tax at the time of vesting based on the fair market value of the stock on the date of vesting. At the time of grant, information will be provided to the participant, including the Prospectus which provides additional information regarding the grant, and a restricted stock award agreement.
SHORT-TERM CASH AWARD COMPONENT
TRIGGERS
The triggers are designated by the EDMC Executive Committee and pertain to leading indicators relevant to the Company’s mission. For the 2006 Fiscal Year, participants have the following triggers which determine whether or not the Short-Term Cash Component of the Plan is funded:
Trigger #1
[REDACTED]
Trigger #2 (If Trigger #1 is Achieved)
Non-Argosy Trigger: Achieve                     % placement and $                     average salary. Minimum:                     % of both targets or                     % placement and $                     average salary respectively. School positions will be measured by the school’s planned rates. In the event a School does not yet have a graduating class, the Corporate placement and average salary trigger will apply. Group and Education System positions will be measured against the targets and actuals of the group of locations they serve. ($ & % for each location will be determined by the EDMC Career Services Department and approved by the Management Committee.) Both benchmarks must be achieved in order to satisfy the trigger.
     Argosy Trigger: By June 30, 2006, Argosy University shall:
(I)	[REDACTED]
For CS employees (assigned to Process Levels ending in XX001), achievement of minimum objectives of Argosy and Non-Argosy triggers are weighted as follows:
•	85% of target opportunity is available for calculation based on attainment of the Non-Argosy trigger;

•	15% of target opportunity is available for calculation based on attainment of the Argosy trigger.

This applies to all EDMC Corporate MICP participants. In the event either the Argosy or Non-Argosy trigger is not achieved, the target opportunity will be reduced by the appropriate percentage, as noted above. For example, if a CS MICP participant’s target bonus award is $12,000, and only the Argosy trigger is achieved, the participant’s target bonus award potential is reduced by 85%, to $1,800.
The application of triggers for MICP participants assigned to shared service locations will be negotiated and agreed among the participant, School Presidents and GVP, as appropriate, at the beginning of the performance year and communicated to CS – Executive Compensation for documentation of appropriate targets.
If no minimum performance triggers are met, the Short-Term Cash Award will not be paid.
TARGET CASH BONUS AWARD OPPORTUNITY
     The target cash bonus award opportunity will be expressed as a specific dollar amount. The target dollar amount will be determined as a designated percentage of the participant’s base salary as of September 1 of the applicable fiscal year for which the plan is based, or in the case of new participants, as of the effective date of eligibility in the Plan. Target cash bonus awards may be pro-rated, as determined by the EDMC Executive Committee, based on organizational changes during the fiscal year.
FINANCIAL COMPONENTS
Financial Components are based on position and drive the final calculation of the cash bonus award:
•	Earnings per Share and Revenue drive the award calculation for elected EDMC Corporate Officers, excluding System Heads and Group Vice Presidents.

•	Revenue and Operating Income drive the award calculation for Education System Heads and Group Vice Presidents.

•	Operating Income applies for all other positions.
For all positions regardless of position, performance below target is calculated at a reduction of 4 percentage points for each 1% miss; performance above target is increased by 4 percentage points for each 1% above target. Maximum attainment is 150% of target performance in each category and in total.
The application of financial components for MICP participants assigned to shared service locations will be negotiated and agreed among the participant, School Presidents and GVP, as appropriate, at the beginning of the performance year and communicated to CS – Executive Compensation for documentation of appropriate targets.
Title IV Regulations provide that positions in the same organizational level be compensated at the same bonus percentage for that component of the bonus opportunity that is based on enrollment success, including operating income/profit. For this reason, for Directors of Admissions, Deans and/or others in the same organizational unit, the Short-Term Cash component may also include consideration for KPO performance that is not based on enrollment success or operating income/profit. All participants impacted by the Title IV Regulations referenced here will be notified, as appropriate, and will be assigned a KPO that will impact a portion of their Short-Term Cash Award opportunity. In addition, with the exception of School Presidents, EC positions in start-up locations will not be eligible for the Short-Term Cash Award under MICP. Rather, they will be eligible for a discretionary annual cash bonus. To the extent such bonuses are based on enrollment success or operating income/profit, they will be compensated at the same bonus percentage for organizational levels including Title IV covered participants. Such individuals will be eligible, however, for the Long-Term Equity Award opportunity under the Plan.

FINANCIAL COMPONENT WEIGHTING
All positions have the financial components weighted according to one of the following distributions:

	Earnings Per Share	Revenue	Operating Income	Positions
A	75%	25%	NA	EDMC Corporate Officers*
B	NA	25%	75%	Group Vice Presidents & System Heads
				Presidents, Campus Directors,
				Location EC Members,
				EDMC CS VPs & AVPs &
C	NA	NA	100%	Regional Specialists

*Excluding Group Vice Presidents and System Heads
SHORT-TERM CASH AWARD CALCULATION
Performance against financial targets is certified by the EDMC Corporate Finance Department. See miscellaneous provisions section with respect to Adjustments to Financial Targets and Actual Results. All “exception” requests must be documented prior to Fiscal Year close according to established procedure and receive EDMC CFO authorization.
Performance below target is calculated at a reduction of 4 percentage points for each 1% miss. Performance above target is increased by 4 percentage points per each 1% over target. Maximum attainment is 150% of target performance in each category and in total.
A Management Discretion Factor may be applied to any calculated bonus amount that may increase or decrease the calculated amount by up to 20%. This factor is applied consistent with regulatory requirements and only to adjust a bonus to provide for fairness, equity, recent performance changes or environmental factors outside the participant’s control. This factor may be applied only when the appropriate form is submitted and approved by an EDMC Executive Officer, and, in the case of a School President at schools where there is a Board of Trustees, by the Board of Trustees.
The maximum payment is 150% of the target in each category and in total.
SHORT-TERM AWARD – EDMC SHARE PURCHASE FEATURE
Under the Short-Term Award Component, Corporate Officers and Presidents may elect to receive 20% or more of their annual Short-Term Award in the form of EDMC common stock. Those Senior Management Team members who are not Corporate Officers and Presidents are also eligible for this EDMC Share Purchase Feature provided they have five or more years of service as of the end of the fiscal year for which the Short-Term

Award applies. If elected, EDMC shares are purchased with after-tax dollars. Any elections are subject to share availability under EDMC’s 2003 Stock Incentive Plan, applicable security laws, EDMC’s Policy Statement on Inside Information and Insider Trading, and such other restrictions imposed from time to time by the Compensation Committee of EDMC’s Board of Directors.
SHORT-TERM CASH AWARD COMPONENT – BONUS EXAMPLES
Director of Student Services Jones has a base salary of $60,000 with a target bonus of $12,000.
Assuming attainment of the triggers. . .
Example 1
In this example, Operating Income is achieved at 105% of target. Jones’ bonus is calculated as 120% of the target bonus. Since performance above plan is increased by 4 percentage points for each 1% above plan, his performance for Operating Income is increased. His bonus is calculated as $14,400 ($12,000 target x 120%).

					Weighted
Performance Measures	School’s Target	School’s Actual	% Attainment	Weight	Target %
Operating Income	$1,000,000	$1,050,000	105%	100%	120%	(1)

(1)	((5x4) +100) x 100% = 120% x $12,000 = $14,400
Example 2
In this example, Operating Income is achieved at only $950,000. As a result, Jones’ cash bonus is reduced. Since performance below plan is reduced by 4 percentage points for each 1% miss, his calculated bonus based on attainment on Operating Income is significantly lower. In this example, his bonus is $9,600 ($12,000 target x 80%).

Performance					Weighted
Measures	School’s Targets	School’s Actual	% Attainment	Weight	Target %
Operating Income	$1,000,000	$950,000	95%	100%	80	%(2)

(2)	(100 - (5x4)) x 100% = 80% x $12,000 = $9,600
If the triggers are not met, the Short-Term cash bonus is not awarded. Jones, however, is eligible for the Long-Term equity award component based on achievement of his Key Performance Objectives.

LONG-TERM EQUITY AWARD COMPONENT
Each year, the Board determines the number of target restricted shares available to participants under the Plan. Annual equity awards are earned based on achievement of Key Performance Objectives (“KPOs”). In Fiscal Year 2006, of the total number of target restricted shares granted to each participant in campus locations,                      restricted shares will be available to such participant based on successful achievement of a                                                              KPO. (See examples beginning on page 12.)
The percentage of KPOs achieved by a participant determines the percentage of restricted shares earned. In any year in which KPO achievement falls below 100%, equity awards otherwise granted are reduced proportionately, with a reduction of 4 percentage points for each 1% below 100% achievement. Maximum attainment of equity awards is 100% of target shares available. Equity awards are not earned in any year in which KPO achievement falls at or under 75%. The Compensation Committee of the Company's Board of Directors may add additional conditions to KPO achievement or otherwise revise the terms under which restricted shares are earned by the Company’s named executive officers in order to satisfy the federal income tax deductibility requirements of Section 162(m) of the Internal Revenue Code.
Equity awards earned based on KPO achievement are fully vested two years from the grant date. One half of the awards earned vest on the first anniversary of the grant date; the remaining awards earned vest on the second anniversary of the grant date.
Key Performance Objectives (“KPOs”)
Up to three weighted objectives, including System-wide and/or Departmental objectives, are selected by participants each year. These KPOs are developed to support the Company’s mission and must be specific, measurable, aligned, achievable, results oriented and time bound (SMART). Each year, EDMC’s Executive Committee establishes and communicates KPOs to participants in a timely manner to enable positive attainment of designated goals.
Systemwide Departmental KPOs are shared across the EDMC system as established by the SVP at CS for the functional area. In addition, a “menu” of KPOs by functional area is established for selection of UP TO TWO ADDITIONAL KPOs as agreed to by the participant and his/her direct supervisor. In Fiscal Year 2006, all MICP Participants assigned to a campus location will be responsible for a                                                              KPO. (See Appendix.) The                                                              KPO will be bonused at the same number of restricted shares for all members of each multi-member organizational level that includes a Director of Admissions. The application of KPOs for MICP participants assigned to shared service locations will be negotiated and agreed among the participant, School Presidents and GVP, as appropriate, at the beginning of the performance year.
At or before the beginning of the performance year, all KPO selections are documented on forms provided for that purpose, are approved by the participant’s manager, and are then submitted to the EDMC Manager, Executive Compensation and Equity Programs. All new participants to the program must document KPOs upon hire, if there are more than three months remaining in the fiscal year. Current year eligibility is not warranted for those hired in the final quarter of the fiscal year.
During the performance year, the participant meets periodically with his/her manager to review accomplishments toward goal achievement. At the end of the performance year, the participant provides final documentation on goal attainment to his/her manager, who then finalizes goal achievement in conjunction with Divisional Central Staff Department Heads, with concurrence by the EDMC Executive Committee.
LONG-TERM EQUITY AWARD — EXAMPLE
In addition to eligibility for the annual MICP cash award, the Board has granted Jones eligibility to receive an annual award of 1,000 Restricted Shares, assuming 100% KPO achievement for that year. Since Jones is assigned to a campus location,                      of these total shares will be directly impacted by the achievement of a                                                              KPO, and the remaining                       shares will be directly impacted by achievement of the two additional KPOs selected.
Example #1
Jones achieved 100% on his three KPOs in FY2006 and earns 100% of his award potential, 1,000 shares, with one-half of those shares vesting on each of the two anniversaries following the grant date.
Jones has three KPOs for the year including the                                                              KPO. Following the end of the performance year, Jones’ achieved the following results:
o	KPO #1 (Shared ) — 100% Achievement

o	KPO #2 — 100% Achievement

o	KPO #3 — 100% Achievement

Average for KPO #2 & #3 — 100% Achievement
Jones receives the following Restricted Shares based on this performance:
o	KPO #1:

o	KPO # 2 & 3:

Total = 1000 Restricted Shares

					Total Shares Vested
Grant	Annual Award		Shares Vested	Shares Vested	at End of
Year	Potential	Annual Awards Earned	Year 1	Year 2	Year 2
2006	1,000	1,000	500	500	500

In future years, Jones may be eligible to receive additional grants if approved by the Board.
Example #2
Jones has three KPOs for the year including the                                                              KPO. Following the end of the performance year, Jones’ achieved the following results:
o	KPO #1 (Shared ) — 95% Achievement

o	KPO #2 — 80% Achievement

o	KPO #3 — 100% Achievement

Average for KPO #2 & #3 — 90% Achievement
Jones receives the following Restricted Shares based on this performance:
o	KPO #1: = 120

o	KPO # 2 & 3: = 510

Total = 630 Restricted Shares
In the example below, Jones vests in half of the above Restricted Shares on the first anniversary of the grant, and vests in the remaining Shares on the second anniversary of the grant.

					Total Shares Vested
Grant	Annual Award				at End of
Year	Potential	Annual Awards Earned	Shares Vested Year 1	Shares Vested Year 2	Year 2
2006	1,000	630	315	315	630
In future years, Jones may be eligible to receive additional grants if approved by the Board.
CASH AND EQUITY AWARD PAYMENTS
Cash bonuses earned under the plan are paid to eligible employees through payroll, as soon as administratively possible after the bonus amounts are determined and approved. All bonus payments are subject to applicable tax withholdings. Equity awards are communicated as soon as administratively possible following computation and approval by the Board.

To be eligible to receive cash bonus and equity awards under this plan, a participant must be actively employed by EDMC or one of its subsidiaries on the date the award is made. Equity awards are forfeited if employment terminates before vesting is achieved.
The EDMC Executive Committee may grant a payment under this plan to a former or inactive employee for compelling reasons in its sole discretion.
MISCELLANEOUS PROVISIONS
Changing or Ending the Plan / Discretionary Authority
It is the intention of the Company that the plan has no expiration date, nor is it intended to be temporary. However, the Company has the right to change the plan in any way and at any time and is not required to give a reason for, or notice of the changes. Any special arrangement made by the Company for an individual will constitute an amendment to this plan applicable only to that individual. The Company has the right to end the plan (in whole or in part) at any time.
Adjustments to Financial Targets and Actual Results
The financial target used to determine bonus payments is meant to reflect the results of normal operations that can be affected by the collective efforts of the MICP participants. Accordingly, significant unusual items that are considered to be outside the normal operations of the Company should be excluded from the calculation for the purpose of measuring actual results against target for bonus purposes. Examples of such unusual items, which would result in an adjustment, include but are not limited to the following:
•	One-time income tax adjustments, favorable or unfavorable

•	Gain or loss on disposition of property or business unit

•	Settlement of lawsuit
The financial targets are based on the approved Plan for the fiscal year adjusted for unplanned acquisitions or divestitures. Any such adjustment for such acquisitions is based on the financial model which serves as the basis for Board of Directors approval for the transaction, or when a significant lapse of time between approval and closing occurs, the first forecast for such acquisition which is included in the consolidated EDMC forecast for the balance of the fiscal year.
Any adjustments to the financial target must be approved by the EDMC Executive Committee.
Clarification as to whether transactions are considered significant and unusual for the purpose of adjusting results and bonus targets is made by EDMC’s Executive Committee, subject to ratification by the Board Compensation Committee.

Governing law
The internal laws of The Commonwealth of Pennsylvania govern this plan. The plan is subject to modification by the EDMC Executive Committee in the event of new or different Department of Education regulations or interpretations.
Participation in the Plan
Participation in the plan does not constitute a guarantee of employment, nor is continued participation in the plan guaranteed. Participants are notified of their right to participate in the plan on an annual basis and receive a copy of this Plan.
No Assignment
No person having a benefit under the plan may assign or transfer that benefit.